Exhibit 99.1

MARINEMAX REPORTS SECOND QUARTER FISCAL 2018 RESULTS

~Quarterly Revenue Grew Over 10% to $271 Million~

~8% Quarterly Same-Store Sales Growth~

~Over 84% Quarterly Pretax Earnings Improvement~

~Quarterly Earnings Per Diluted Share More than Doubles to $0.27~

~Raises Annual Fiscal 2018 Guidance~

CLEARWATER, FL, April 26, 2018 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its second quarter ended March 31, 2018.

Revenue grew over 10% to $270.6 million for the quarter ended March 31, 2018 from $245.0 million for the comparable quarter last year. Same-store sales increased 8% on top of 13% in the comparable period last year. Income before taxes increased over 84% to $7.8 million for the quarter ended March 31, 2018 from $4.2 million for the same quarter last year. Net income rose 125% to $6.2 million, or $0.27 per diluted share, for the quarter ended March 31, 2018 compared to net income of $2.7 million, or $0.11 per diluted share, for the comparable quarter last year. Net income in the quarter ended March 31, 2018 benefitted from certain tax credits that represented approximately $380,000, or $0.02 per diluted share.

Revenue increased approximately 8% to $507.5 million for the six months ended March 31, 2018 compared with $471.9 million for the comparable period last year.  Same-store sales grew approximately 4% on top of 20% growth for the comparable period last year. Income before taxes increased approximately 64% to $14.3 million for the six-months ended March 31, 2018 from $8.7 million for the same period last year.   Net income for the six months ended March 31, 2018 rose 93% to $10.4 million, or $0.46 per diluted share, compared with net income of $5.4 million, or $0.22 per share, for the comparable period last year. Net income in the first half of 2018 benefitted from certain tax credits that represented approximately $380,000, or $0.02 per diluted share.

William H. McGill, Jr., Chairman and Chief Executive Officer stated, “A combination of strong unit growth and constant focus on our higher margin businesses enabled our team to drive meaningful year-over-year gross margin and earnings per share improvement. As our industry continues to recover, the environment for capturing additional product margins remains encouraging. Our 8% same-store sales growth was driven by increased traffic at boat shows, online and in our stores, as demand was aided by strong consumer confidence. Our team executed well by controlling costs in the quarter, which allowed for strong flow-through, despite an unusual increase in health insurance claims in the quarter.”

Mr. McGill continued, “New, innovative models from our manufacturing partners are continuing to be well received and are helping to drive demand from existing boaters as well as those new to boating, as evidenced by our growing backlog.   MarineMax remains well positioned to build on its industry leading share position as we enter the height of the boating season.  Through continuing to deliver our customers the highest level of service, providing a broad array of new products and working to ensure that each boating experience is maximized, MarineMax will remain the retailer of choice for years to come.”

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2018 Guidance

Based on current business conditions, retail trends, it’s most recent results and other factors, the Company is again raising its annual fiscal 2018 expectations for fully taxed earnings per diluted share to range from $1.44 to $1.50 versus prior expectations ranging from $1.30 to $1.40. These expectations do not take into account, or give effect for future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 63 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company's anticipated financial results for the second quarter ended March 31, 2018; the environment for capturing additional product margins; the reception of new models from the Company’s manufacturing partners; the Company’s positioning to build on its status in the industry; and the Company's fiscal 2018 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2017 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael H. McLambBrad Cohen

Chief Financial OfficerICR, LLC.

Abbey Heimensen203.682.8211

Public Relationsbcohen@icrinc.com

MarineMax, Inc.

727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Revenue	$270,605	$245,018	$507,526	$471,893
Cost of sales	201,312	183,959	378,984	357,696
Gross profit	69,293	61,059	128,542	114,197

Selling, general, and administrative expenses	58,659	54,781	108,905	101,876
Income from operations	10,634	6,278	19,637	12,321

Interest expense	2,840	2,045	5,382	3,614
Income before income tax provision	7,794	4,233	14,255	8,707

Income tax provision	1,610	1,484	3,859	3,315
Net income	$6,184	$2,749	$10,396	$5,392

Basic net income per common share	$0.28	$0.11	$0.47	$0.22

Diluted net income per common share	$0.27	$0.11	$0.46	$0.22

Weighted average number of common shares used in computing net income per common share:

Basic	22,173,194	24,293,764	22,079,065	24,271,880
Diluted	22,940,594	25,116,359	22,825,598	25,019,870

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31,	March 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,103	$51,670
Accounts receivable, net	35,844	36,941
Inventories, net	423,907	404,686
Prepaid expenses and other current assets	5,093	5,041
Total current assets	521,947	498,338

Property and equipment, net	129,878	126,615
Goodwill and other long-term assets, net	31,805	29,541
Deferred tax assets, net	6,524	18,635
Total assets	$690,154	$673,129
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,914	$24,927
Customer deposits	19,972	25,896
Accrued expenses	31,137	30,960
Short-term borrowings	299,157	265,920
Total current liabilities	368,180	347,703
Long-term liabilities	3,037	4,635
Total liabilities	371,217	352,338
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	27	26
Additional paid-in capital	257,011	246,326
Retained earnings	137,155	108,604
Treasury stock	(75,256)	(34,165)
Total shareholders’ equity	318,937	320,791
Total liabilities and shareholders’ equity	$690,154	$673,129

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